EXHIBIT 99.1

PRESS RELEASE

                                 Contact:
                                 Trisha Tuntland
                                 Manager of Investor Relations
                                 Cabot Microelectronics Corporation
                                 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION PROVIDES
UPDATE ON SECOND FISCAL QUARTER FINANCIAL PERFORMANCE

Revenue Reflects Industry Demand Softness and Traditional Seasonality
Increase of $3.7 Million in Reserve for Bad Debt Expense Related to a Customer Bankruptcy
Fiscal 2012 Guidance on Gross Profit and Operating Expense Remains Unchanged

AURORA, IL, April 16, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today provided information related to preliminary financial results for its second quarter of fiscal 2012, which ended March 31.  The company currently expects to report revenue of approximately $99 million, gross profit margin of approximately 46 percent of revenue, and diluted earnings per share of approximately $0.23, including the impact of a $3.7 million increase in its reserve for bad debt expense related to a customer bankruptcy.

“While our financial performance for the quarter is lower than we would have liked, we believe our business remains strong and we continue to expect demand for our CMP products to increase in the second half of our fiscal year with anticipated strengthening in demand within the overall semiconductor industry.  While our visibility is limited, orders to date in the month of April for our CMP consumables products appear to indicate that the anticipated increase in demand has begun,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “We are pleased that revenue from our CMP polishing pads business increased by almost 15 percent during the second fiscal quarter.  In addition, we are delighted to have recently been awarded Intel's Preferred Quality Supplier award for 2011, which we believe is a reflection of our ongoing commitment and ability to consistently deliver reliable, high quality, innovative solutions to our customers.”

Revenue for the second fiscal quarter is expected to be approximately $99 million, which reflects continued softness in demand within the semiconductor industry, coupled with traditional seasonal weakness periodically experienced by the company during its second fiscal quarter of the year.  This would represent a revenue reduction of approximately 3 percent compared to the prior quarter and 10 percent compared to the same quarter last year.  However, the company continues to expect strengthening in industry demand in the second half of its fiscal year.

Despite the revenue reduction this quarter, the company expects to report gross profit margin of approximately 46 percent,  which would be approximately 2 percentage points lower than the prior quarter and the same quarter last year.  The company expects to maintain its guidance for gross profit margin for the full fiscal year within a range of 46 to 48 percent of revenue.

Operating expenses for the second fiscal quarter are expected to be approximately $37 million, which would be approximately $3 million higher than in the prior quarter and $3 million higher than the same quarter last year.  Based on preliminary results, the expected increase in the company’s operating expense this quarter is attributable primarily to a $3.7 million increase in the reserve for bad debt expense related to Elpida Memory, Inc., a significant customer that recently filed for bankruptcy protection.  The company previously disclosed this matter in its Current Report on Form 8-K filed on March 6, 2012.  Operating expenses this quarter also are expected to include approximately $0.8 million of costs associated with the company’s recently implemented leveraged recapitalization with a special cash dividend.  The company’s full year guidance for operating expenses is expected to remain unchanged at $135 million to $140 million.

Combining these preliminary results, plus the interest expense associated with the debt incurred by the company in conjunction with the leveraged recapitalization, the company currently expects to report diluted earnings per share for the quarter of approximately $0.23.  This includes the adverse impact of approximately $0.12 related to the increase in the reserve for bad debt expense and the costs related to the leveraged recapitalization with a special cash dividend.  Preliminary diluted earnings per share are down from $0.45 reported in the previous quarter and down from $0.55 reported in the second quarter of fiscal 2011.

Financial results for the second quarter of fiscal 2012 have not yet been finalized.  Therefore, information regarding this period is subject to change, and actual results for the quarter may differ from these preliminary results.  The company will release full financial results for the quarter on April 26, and will host a conference call at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 730-5762.  Callers outside the U.S. can dial (857) 350-1586.  The conference code for the call is 16718990.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2011 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.